Exhibit 99.2

FISCAL 2022 FIRST QUARTER CONFERENCE CALL TRANSCRIPT

November 2, 2021 / 08:00 AM EDT

On November 2, 2021, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2022 first quarter, ended September 30, 2021. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Angeline C. McCabe Premier, Inc. – VP of IR

Michael J. Alkire Premier, Inc. – President and CEO

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Eric Percher Nephron Research LLC – Analyst

Eric White Coldwell Robert W. Baird & Co., Inc. – Analyst

Jailendra Singh Crédit Suisse Securities (USA) LLC – Analyst

Richard Close Canaccord Genuity Group Inc. – Analyst

Stephanie Davis SVB Leerink LLC – Analyst

Kevin Caliendo UBS - Analyst

Matthew Shea Piper Sandler – Analyst

Allen Lutz Bank of America Merrill Lynch – Analyst

PRESENTATION

Angeline C. McCabe - Premier, Inc. - VP of IR

Thank you and welcome to Premier’s fiscal 2022 first quarter call. Our speakers this morning are Mike Alkire, our President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, just a reminder that our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website and at investors.premierinc.com. Our remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak only as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and our Form 10-Q for the quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Also, where appropriate, we refer to “adjusted” or other non-GAAP financial measures, such as “free cash flow,” to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the Appendix of the supplemental slides accompanying this presentation and in our earnings Form 8-K which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thanks, Angie. Good morning, everyone, and thank you for joining us today. We are pleased with our first quarter performance. We continued to advance our strategies to help our members and other customers deliver higher quality, more cost-effective health care and support them through the COVID-19 pandemic.

We are working every day to advance our technology-enabled supply chain capabilities and expansion of our PINC AI platform to serve our members and adjacent markets and fulfill our mission to improve the health of communities. We are also proud to play a role in our member health systems’ ability to care for patients in such a dynamic environment.

The unique combination of our strategic member relationships, vast data and technology platform that yields actionable insights and solutions and strong culture of highly engaged employees are foundational to our ability to execute our strategies. Compared with the first quarter of last year, total net revenue grew 5% with a 9% increase in Supply Chain Services segment revenue resulting from a strong execution in our GPO and direct sourcing businesses as we continue to help our members manage through the pandemic. And a 5% decrease in Performance Services segment revenue due to the timing of revenue-related to enterprise analytics license agreements in the quarter.

Our adjusted EBITDA grew 10%, and our adjusted earnings per share increased 12%. Based on our first quarter performance and outlook for the remainder of the year, we believe we remain on track to achieve our fiscal 2022 guidance and deliver long-term sustainable growth. Craig will discuss our operational and financial results in more detail.

We continue to operate in an environment characterized by new and emerging challenges, including rising inflation, increased raw material costs, supply chain disruption, and labor shortages. Through the combination of our strong member relationships and technology-based solutions, we are able to identify and act on potential market uncertainties and disruptions. We believe we are uniquely positioned to help our members and other customers navigate these challenges.

More specifically, the global supply chain continues to experience unprecedented disruptions, which are affecting multiple industries, including US health care. The market is experiencing an array of bottlenecks that could result in shortages of certain products. However, we continue to take a leadership role in helping our members and other customers identify and act on vulnerabilities while preparing for the post-pandemic environment.

We also continue to work on creating a more resilient health care supply chain through a number of investments, partnerships and collaboration. In September, we announced that we co-invested with 11 of our member health systems in Exela Pharma Sciences to enhance and support US-based drug supply and manufacturing. We believe these efforts differentiate Premier in the marketplace and reflect the long-term strategic relationships we have with our members.

The pandemic highlighted and accelerated the need for technology-based solutions to promote resiliency and long-term sustainability of the US health care system. We continue to demonstrate the value of our offerings. For example, through our artificial intelligence and other technology-based capabilities, we could predict potential disruptions and shortages to enable better preparedness. This is just one example of the timely and meaningful solutions we offer through our comprehensive technology and services platform, PINC AI.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Launched in August, the PINC AI brand has been favorably received by providers and adjacent markets including payers, employers and life sciences companies. We believe this closed loop platform for continuous health care improvement has the ability to help providers stabilize their businesses.

For example, health systems across the country are facing a labor and staffing crisis. With our technology-based solutions, combined with our GPO and supply chain offerings, we are helping them manage through these issues.

For instance, PINC AI leverages machine learning to predict and warn if a clinical department is at risk of a near- term labor shortage. It further supports health care providers with benchmarks to identify areas of opportunities where leaders may need to adjust staffing. The consulting arm of PINC AI helps providers manage and implement effective labor management solutions. By automating the manual time-consuming processes such as prior authorization and invoicing and payables, PINC AI can save providers and other health care organizations time and expense. Our GPO also offers national and local contracts that help our members control the costs of full time and contingent staff. And our supply chain services offers co-management of health systems, supply chain operation.

We are committed to supporting our members and finding innovative ways to solve for these and other related challenges so they can continue to deliver high quality and cost effective patient care. We also continue to advance our environmental, social and governance, or ESG, efforts. A few weeks ago, we published our first ever sustainability report, highlighting our many practices and initiatives aimed at improving health care, building trust, operating responsibly and positively impacting communities.

Further demonstrating our commitments to sustainability, ESG oversight has been elevated to our Board of Directors, with dedicated responsibilities delegated to the Board’s Nominating and Governance Committee. Our focus on incorporating appropriate ESG practices into our business remains a priority, not only for the long-term success of Premier but for the good of our members, other customers and the communities we serve.

I would like to take the opportunity to invite you to join our virtual Investor Day that is scheduled for the morning of November 17. During this event, we plan to provide more insight into our strategies to leverage innovative technologies, including AI and machine learning, to drive long-term sustainable growth and deliver value to our stakeholders.

We are excited about the future and look forward to sharing more details with you in a couple of weeks.

I will now turn the call over to Craig McKasson for a discussion of our operational and financial performance and some comments on our fiscal 2022 financial guidance.

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Thanks, Mike. For the first quarter of 2022, and as compared with the year ago first quarter, total net revenue was $365.1 million, an increase of 5%. Supply chain services segment revenue was $276.8 million, an increase of 9%. And performance services segment revenue was $88.3 million, a decrease of 5%.

In our supply chain services segment, net administrative fees revenue increased 13% compared with the first quarter of fiscal 2021, due to current year growth, as well as a less significant impact from the COVID-19 pandemic compared with the first quarter of last year. Certain categories in our GPO portfolio, including our food program, grew significantly as demand across the acute and non-acute markets returned to more normalized levels. The addition of new members and further penetration of existing member spend in the quarter also contributed to quarter-over-quarter growth.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Products revenue grew 3% from the prior year quarter. The increase was mainly due to higher demand for commodity products, partially offset by lower demand for PPE and other supplies as a result of the current state of the pandemic relative to prior year. In our performance services segment, revenue declined in the first quarter, primarily due to the timing of revenue associated with enterprise analytics, license agreements in the current year compared to prior year. This impact was partially offset by our ongoing efforts to expand into adjacent markets as well as growth in our consulting business.

As a reminder, and consistent with previous commentary, we may experience periodic variability across quarters in performance services as a result of the manner in which revenue is recognized on enterprise analytics license agreements, which typically results in a significant percentage of the total contract value being recognized in the quarter in which the agreement was signed. Overall, we believe we remain on track to achieve our initial expectations for performance services fiscal 2022 segment net revenue of $395 million to $420 million with low to mid-single digit growth in our health care provider revenues and approximately 25% year-over-year growth in our adjacent markets.

With respect to profitability, GAAP net income was $121.3 million for the quarter. Adjusted EBITDA of $121.7 million in the first quarter increased 10% from the same quarter a year ago as a result of the following. Supply chain services adjusted EBITDA of $129.3 million increased quarter-over-quarter, primarily due to increased net administrative fees revenue, as well as increased revenue and profitability in our direct sourcing products business. Performance Services segment adjusted EBITDA of $23.7 million decreased from the prior year quarter due to the decrease in revenue, as well as increased selling, general and administrative expense, primarily related to additional head count to support growth in Contigo Health.

Compared with the year-ago quarter, adjusted net income increased 13% to $79.1 million, and adjusted earnings per share increased 12% to $0.64.

From a liquidity and balance sheet perspective, cash flows from operations for the three months ended September 30, 2021 was $55.2 million compared with $30.8 million from the prior year. The $24.4 million increase in operating cash flows was mainly due to a $14.3 million increase in cash received as a result of higher revenue primarily attributable to net administrative fees in the current period and a decrease of $71 million in costs primarily driven by higher demand of PPE in the prior year period as a result of the COVID-19 pandemic. These increases in operating cash were partially offset by an increase of $44.4 million in payments of operating expenses and a decrease of $14.6 million in income tax refunds.

Free cash flow for the three months ended September 30, 2021, was $11.2 million compared with a negative $28.4 million for the same period a year ago. The increase was primarily due to the same factors that affected cash flow from operations, a decrease in purchases of property and equipment and the elimination of tax distributions to limited partners offset by payments to the former limited partners in connection with the termination of the tax receivable agreement as part of the company’s August 2020 restructure.

As a reminder, free cash flow is typically lowest in the first quarter given that our fiscal year ends in June and payment of certain expenses including annual employee incentive compensations occur in the first quarter. Cash and cash equivalents totaled $184.4 million at September 30, 2021, compared with $129.1 million at June 30, 2021. Our five-year $1 billion revolving credit facility had an outstanding balance of $175 million as of September 30, and $50 million was subsequently repaid in October.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

We are focused on taking a balanced approach to capital deployment, and our priorities remain two-fold. First, we expect to continue investing in the future growth of our businesses. This could include a combination of organic reinvestment in our businesses to drive growth, as well as acquisitions and other investments to strengthen, enhance or complement our existing capabilities and differentiate our offerings in the marketplace.

And second, returning capital to our stockholders. During the first quarter, we repurchased approximately 1.1 million shares of our common stock for a total of $42.6 million and paid quarterly dividends to stockholders totaling $24.9 million. In addition, our Board of Directors declared a dividend of $0.20 per share payable on December 15, 2021 to stockholders of record as of December 1.

With respect to our fiscal 2022 guidance, based on our first quarter performance and outlook for the remainder of this year, we continue to expect total net revenue to be in the range of $1.32 billion to $1.43 billion and adjusted EBITDA to be in the range of $483 million to $500 million. We are increasing our previous guidance range of $2.50 to $2.60 for adjusted earnings per share to a range of $2.56 to $2.66, as a result of our expectation that our effective tax rate will be approximately 21% compared to our previous expectation of 23% for the full fiscal year 2022.

The decrease in our effective tax rate from our original expectation is due to the additional release of valuation allowance on deferred tax assets associated with current year utilization of historical net operating losses as a result of an anticipated plan to reorganize and simplify our subsidiary reporting structure by the end of the second quarter of fiscal 2022. The effective tax rate could potentially fluctuate in future periods as a result of changes in our projection for ordinary income, as well as any incremental release of valuation allowance on deferred tax assets. And as previously discussed, we do expect our effective tax rate to return to a more normalized 27% level beyond fiscal 2022.

Our adjusted earnings per share guidance includes the effect of $1.1 million in share repurchases through September 30, 2021, but does not include the potential effect of any subsequent share repurchases during the remainder of fiscal 2022.

Finally, as we look forward to the remainder of fiscal 2022 and beyond, we remain excited about the path we’re on, and are focused on executing our strategy to further strengthen, grow, and position Premier for sustainable long-term success. In addition, adjusted for the impact of the COVID-19 pandemic we remain committed to achieving our targeted multiyear compound annual growth rate of mid to high-single digits for total net revenue, adjusted EBITDA, and adjusted earnings per share, which we plan to tell you more about during our Investor Day event on November 17.

Thank you for your time today. We’ll now open the call up for questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. [Operator Instructions] Our first question is from Eric Percher of Nephron Research. Please go ahead.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Eric Percher

Analyst, Nephron Research LLC

Thank you. Maybe to start on Performance Services. Craig, could you give us a little bit more on what you’ve called the timing of enterprise analytics. I understand the element of recognition this year. You made a comment about relative to the prior year. So, I want to make sure I understand. And what were some of the headwinds that we saw last quarter for Performance Services versus what you’re seeing this quarter? I want to make sure I understand the difference between the two.

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure, Eric. Thanks for the question. First of all, to clarify, not compared to last quarter but the year-ago first quarter. And so relative to timing, it’s simply a function of when do we actually execute these agreements. They are and do tend to be more complex and more all-in in terms of the applications that the health care provider is engaging with. And we did have significant enterprise license agreements in the first quarter of the prior year. And the timing of executing it didn’t occur as we originally anticipated in the first quarter of this year. But still on track from a full year basis.

Eric Percher

Analyst, Nephron Research LLC

Okay. And then, as we think about the Performance Services margin cadence, clearly that recognition will flow through. Beyond that, are there other elements that you think are important to understand relative to margin over the course of the year?

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Nothing I would call out specifically, Eric. We would still expect adjusted EBITDA margins to be in that mid-30s range which is what we’ve traditionally talked about that segment performing at. Obviously, due to the revenue shortfall, the margin was lower in Q1 but we would expect that to sort of ramp back up and be relatively consistent across the remaining quarters of fiscal 2022.

Eric Percher

Analyst, Nephron Research LLC

Thank you.

Operator

The next question is from Jailendra Singh of Credit Suisse. Please go ahead.

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Yeah. Thank you. Good morning, everyone. First one for Craig. Trying to reconcile your fiscal Q1 net admin fees revenue of around $150 million and the guidance is $570 million to $590 million for the full year. Based on historical trends, fiscal Q1 is generally the seasonally weakest quarter for you guys from net admin fees point of view so guidance seems to imply some moderation here. Can you help us reconcile that that why the guidance is unchanged with that Q1 number?

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. Obviously, still early in the year after one quarter. We did have a very strong first quarter but continue to monitor and watch what’s happening from a demand and a utilization standpoint while for the most part it appears that utilization has returned to pre-pandemic levels. There’s obviously a lot of questions out as we head into the fall in certain cases elective procedures being delayed and things of that nature.

So we do expect a little bit of moderation as we go into the back half of the year. We had talked about the fact that, you know, we’re through this the restructuring and the renewal of the agreements that we had in place. We did have a couple small number of members that elected not to continue with Premier, and we will see that impact in the back half of the fiscal year.

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Can you give us some sense on – just a follow up there. Some sense on the revenue impact of those members who discontinued?

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yeah. Now, obviously, we don’t call out individual contract contributions. What I would tell you is that overall, our GPO performance will be relatively consistent across the quarters but some slight moderation into the back half of the year as those couple of members ramp down.

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Okay. Then one follow up for Mike. Thanks for the color around how PINC AI adds value for your provider clients. But you also mentioned that payers, employers and life science companies are leveraging PINC AI platform. Can you elaborate more on the value proposition this technology generates for these non-provider partners?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yeah. Sure. Thanks for the question. So just as a quick reminder, our PINC AI platform really is our focus on our clinical decision support, leveraging our machine learning and AI and natural language processing with our wraparound advisory services business that really helps our health systems drive higher levels of performance.

In the adjacent markets - to your question, you know, our initial focus really with payers is all around prior authorization. So, a lot of those use cases we’re working with our health systems around to help them manage imaging, for example, high cost images more effectively. There is opportunities for us to leverage that same technology and that same capability from a prior authorization standpoint for the payer market.

And then for the life sciences market, we’ve also been able to leverage that technology platform for a couple – in a couple of different ways. One, obviously, to extend our ability to drive real world evidence as it relates to supporting the pharma companies as they’re thinking through launching new therapies. But secondarily, it’s also to identify patients who would be potentially good for drug trials. So, that’s the sort of the novel opportunity there, which is really all about patient identification for life sciences.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Jailendra Singh

Analyst, Credit Suisse Securities (USA) LLC

Great. Thanks, guys.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thank you.

Operator

The next question is from Kevin Caliendo of UBS. Please go ahead.

Kevin Caliendo

Analyst, UBS

Thanks. And thanks for taking my call. I have a broad question about sort of the whole supply chain and how things are operating and what impact it has on you and your customers and the manufacturers. As we see all these delays and we read about shipping costs and the like, are you seeing material inflation coming from products o-US or even inside the US? And how does that impact you? Like how does that inflation, are you able to pass it through? Does it impact the hospitals? Does it impact the manufacturers more? As we think about the whole supply chain, who’s most at risk from this and how acute is it really at this point?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thanks for the question, Kevin. So, let me just frame up your question with a bit more detail, a bit more background. So, we’re having record congestion at the major US ports as you’ve suggested. This is being exacerbated by the seasonal sort of consumer goods purchasing that are happening today. Record freight and transportation costs are at all-time highs. Increased pricing and lack of availability of raw materials for manufacturers, including semiconductors and resins are also impacting inflation for a number of products. And then we’re having these issues associated with labor, and the high cost of labor. And so that, that’s sort of the backdrop by which you’re asking the question.

In terms of our response, we have a number of ways that we’re working through how to deal with this. First, we’re expanding our partnership with Resilinc, which obviously helps us with creating more efficiency in the supply chain. We’re expanding our domestic capability for PPE, where we don’t necessarily have that expense associated with a lot of that congestion and logistics that I just spoke about. And so, obviously, we’re expanding with, you know, I think about, Prestige Ameritech and Honeywell, and DeRoyal, and Exela Pharmaceuticals.

And then also, as you think about, you know, where we sort of sit in the supply chain, of many of our contracts actually have price protection, and there was obviously resiliency language in those. So, at this point, we’ve been able to negate a lot of the requests to increase pricing at this point. I’ve been on a number of calls with suppliers who have been requesting increases.

So far, up to this point, a majority of those suppliers we’ve, you know, along with our members, have pushed back and said, you know, we’re going to ask you guys to continue to eat those, because at the end of the day, it’s our healthcare systems that have the lowest margin in this entire channel, right? They’re operating at very low- single-digit margins you know, from a performance standpoint and they can’t absorb these costs. So, we’re actually pushing back and we’re having the expectation that the suppliers are picking up that – those increases that are occurring.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

And Mike, this is Craig. The only thing I would add taking it up a level is I think there’s some shared accountability and responsibility across the ecosystem. So as Mike said we’re doing everything we can. But, yes, there are some situations where it’s warranted and inflation is needing to be passed through. But as Mike said it can’t be all the health systems. So the manufacturers are also having to lean into this problem and help kind of the industry overall collectively manage through it.

Kevin Caliendo

Analyst, UBS

That’s really helpful. And just sort of a follow-up. One of the trends that we’re seeing and hearing a lot about is the shortages within the health systems and how it’s affecting demand or their ability to meet demand. Are you seeing that? Have you modeled in anything for a slowdown in procedures due to shortages of employees, of techs, of nursing of whomever that are limiting hospital systems from doing what they might normally be able to do?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

It’s a great question. So far we’ve not modeled any of that in to any of our numbers. Having said that, I was on a call a couple of weeks ago with an executive at one of the health systems that is looking to potentially shut 10% to 15% of their capacity now because they don’t have access to the labor. So, a little bit different issue but similar in terms of them just being able to access the labor to provide the procedures.

Kevin Caliendo

Analyst, UBS

Is that a geographic issue or is it systemic?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

No. No. No. So far it’s very, very isolated geographically.

Kevin Caliendo

Analyst, UBS

Okay. Thanks so much.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thank you.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Operator

The next question is from Matthew Shea of Piper Sandler. Please go ahead.

Matthew Shea

Analyst, Piper Sandler

Hey, thanks for the question, guys. So, you guys have been winning a lot of incremental deals on the GPO side. But just wondering what’s been driving that? Is it the supplier contracts you just kind of walk through or is it kind of this add-on technology and performance service capabilities? Wondering kind of where that strength is coming from.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yeah. Thanks for the question. This is Mike. So, I think it’s three things. First, I think we’re winning because we have a much broader portfolio and that goes part and parcel with our investments in technology over the past couple of years because we’ve made some of the investments in IDS and originally in MedPricer, we are able to contract for far more than our competitors are able to contract for. So that’s number one, breadth of the portfolio. That’s number one.

Number two. I will tell you that our capability around direct sourcing or vertical integration where, you know, during the pandemic, you know, we had a number of obviously shortages that were occurring. We were not only able to support our members, but towards the middle and the end of last year, we were able to support some non-members and that led to an opportunity for us to recruit folks from, you know, our competitors. That was number two.

But that direct sourcing, I do think is significantly differentiated. I will say, though, the last one really is focused on our technology enablement and our ability to really identify, you know, everything that’s coming in to the health system that’s non-labor oriented, non-labor cost oriented. And I do think that that’s a huge advantage as we’re able. If we don’t have contracts, we can help them with price benchmarking and those kinds of things.

And then, finally, I said three, but I got to add one more. I do think we’re getting a lot of expansion in our committed programs. So, our SURPASS program and our ASCEND program are continuing to grow and continuing to really play out in terms of having best in market pricing.

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Mike, not to pile on, but the last one I would quickly add is I do think that the nature in which our field force builds relationships and the embedded way that we own results with the members and are actually out there, one, reinforces the longstanding member relationships we have, but also think it’s a differentiator in terms of recruiting new business vis-à-vis our competitors.

Matthew Shea

Analyst, Piper Sandler

Got it. Super helpful. Thanks.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thank you.

Operator

The next question is from Stephanie Davis of SVB Leerink. Please go ahead.

Stephanie Davis

Analyst, SVB Leerink LLC

Hey, guys. Congrats on the quarter. And thanks for taking my question. I’ve got a very broad question and a relatively specific follow up on the macro backdrop. First, we’ve seen some broader positive trends in the Performance Services business. But historically, it’s been a bit of a grab bag of assets. Now, it sounds like from your prepared remarks may have spent some time on strategy ahead of the Analyst Day. So, I was hoping you could give us some broad strokes outlined on your top strategic goals for Performance Services going forward.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yeah. So, just broadly, Performance Services, you know, I think this the whole nature of embedding that technology, the machine learning, the AI, the natural language processing, truly does differentiate our assets. So, in the past, we’ve always had great data and great integrated clinical datasets with labor. Our clinical capability supplies all those kinds of things, we provided great insights in terms of performance improvements. But now we’re able to actually take those insights and embed those to the workflow. So, I do think that, that is, you know, a broad chassis that we want to grow from. And then obviously, we’ve seen continued improvement with our advisory services business. So, that’s related to the health systems.

And then in the adjacent markets, we’re getting very good at, you know, these solutions as they, you know, sort of play out in the – with the health systems from an improvement standpoint, taking those and transferring those to the other industries, like for payers, and that sort of, it’s illustrative to the focus on prior authorization and our focus around high cost images. You know, we’re doing that, that work with our health systems, and now we’re able to take that over to the payers and build out prior authorization models. And that value to those payers is really reducing, you know, a high labor cost, because we’re automating that entire function.

And then as I spoke a little bit earlier in life sciences, that’s also lending itself well, really around patient identification. We do think we have a very, very unique offering, because at the point of care, we now can, you know, as a physician is sitting down with, you know, the patient and they’re talking about, you know, the progression of – or the management of the disease, we now have the ability to show at that point of care whether or not a patient, you know, given their lab values or screens or some of the other characteristics of the patients, just their wellness, whether or not that they would be good for a drug trial. So, we do think that, that’s another big opportunity.

And then, of course, leveraging all that technology in Contigo Health and that’s also showing some really, really nice traction in the industry as we begin to, you know, continue to grow that asset that helps our health systems work more closely and effectively with employers.

PREMIER, INC.

Fiscal 2022 First Quarter Conference Call Transcript

Stephanie Davis

Analyst, SVB Leerink LLC

Super helpful. And then on the specific macro question side, we’ve talked a little bit about the puts and takes of the supply chain disruption. But I was wondering if this finally puts the headwinds of new GPO entrants or GPO in house at the health systems in bed given the amount of supply chain disruption.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

You know, it’s such a – it’s a good question. One of the things I’ve always challenged our team with, Stephanie, over the years was if you were the largest IDN, you know, in the country, what are the services and capabilities that you would never probably invest in, and hence it’s the way that we’ve continued to diversify our capability, right? It’s that continual investment in the technology, the technology platforms, our investment in IDS. Our investment in really automating the point of order, extending pricing to non-acute facilities and those kinds of capabilities. It’s our focus on direct sourcing and the partnerships that we’re creating for generic drugs and gloves and masks and isolation gowns. But it’s this focus on doing things at a scale that an IDN would be – it’d be a stretch for an IDN to actually accomplish.

Stephanie Davis

Analyst, SVB Leerink LLC

Okay. Hospital investments and non-differentiating assets always amazes me. Thank you for the color.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thank you.

Operator

The next question is from Eric Coldwell of Baird. Please go ahead.

Eric White Coldwell

Analyst, Robert W. Baird & Co., Inc.

Hey. Thanks very much. I was hoping to dig in a little bit on the admin fees. There’s been some mention of net share wins on the call. But also in your comments, you suggested that you’ve also lost a couple of accounts that might be wearing off as the year progresses. I was hoping we could maybe parse out admin fee growth a little bit here. What’s, you know, year-over-year easy comps, what’s net share win versus loss account penetration? If there was any way to break these numbers out a little bit to give us a sense on what’s sustainable as we look forward over the next year.

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Oh, thanks for the question, Eric. Obviously with the impact of the pandemic, it’s hard to do kind of, you know, perfect year-over-year comps. But a large part of our growth is due to the recovery from where we were a year ago in the pandemic with our existing book of business. As a reminder and we’ve talked about this over the past few quarters, we went through the large restructuring last August where we renegotiated the agreements with 90-plus percent of our health systems and put those in place for the next five, six, seven years.

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Fiscal 2022 First Quarter Conference Call Transcript

There were a small subset that did not agree to that restructuring at the time, some of which have subsequently renewed but their revised terms went into effect after the end of the first quarter. So that’s going to affect growth moving forward compared to last year when they were under the old historical agreements.

Transparently, we’ve said this. We had a couple that through that evaluation, due to M&A, due to relationship changes decided to depart and go to a competitor. We’re pleased with 90-plus percent success on that large restructuring but we did not have 100%. So those will ramp down over the next quarter or so and be gone in the back half of the year. And then, we have had the wins we’ve talked about recently of UnityPoint, Christiana Care and continue to have a pipeline and think you’ll hear about other new wins in the near future.

What that means in terms of the full year performance, as I mentioned earlier, is relatively stable performance quarter-to-quarter throughout the full year with a little bit of a small amount of moderation as described by our overall guidance range relative to our first quarter performance. But it’s hard for me to say it was X million with this, Y million with this, Z million with this.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

I will tell you, I think the area that we have obviously, Eric, a lot of confidence in is expanding our contracts into our health care systems. You know as we acquired IDS, or when we acquired IDS, we have now the ability to look at all the different products that are being invoiced for a health care system. And that provides us just a bevy of information for us to go back and figure out which of those things that are being invoiced should be at a national contract level or regional contract level or local contract level. So, we do think that that technology is going to continue to provide a bit of a tailwind for us to go after that non-contracted spend area.

Eric White Coldwell

Analyst, Robert W. Baird & Co., Inc.

That’s great. Thank you for that. And then, another question on the call was about the supply chain challenges. And you mentioned many times being successful and actually asking the manufacturer or the supplier to step up and eat some of the costs that they’re hoping to pass through. You also said sometimes inflation does pass through.

And I don’t think we got a final tally on that one, which is what happens to your model in the case when, yeah, the supplier has a reasonable argument that they need to pass through expense and you agree to that? Is your customer the one who gets hurt on that and you’re getting higher admin fees because the product price is higher? Are you sharing in the pain? How does the – what’s the economic model when that happens?

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yeah. I appreciate the question, Eric. So, it does depend on which part of our business. So, so clearly in our GPO, which the majority of our contracts – contracts have fixed pricing, you know, the inflation has not passed through. In some cases, there are accommodations made. I do want to highlight those accommodations are actually made in consultation with the members. So, there’s actually a committee of our supply chain executives that evaluate those requests from suppliers and make that determination if they’re going to agree to allow the inflation to come through.

And then in that case, and in the area of the GPO, yes, the price to the member goes up. And we would have incremental admin fees because it is a percentage of the purchase price. So, inflation could help us. But our entire reason for being is not to have that happen and to take costs down for our healthcare providers.

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Fiscal 2022 First Quarter Conference Call Transcript

So, we are very strategic and thoughtful about where we allow that to occur. And I want to reiterate it is in consultation and determination with the members themselves that those decisions are made, relative to direct sourcing, if we have, you know, raw cost increases or things of that nature, then that business needs to make a decision just like any other manufacturer of whether it can pass-through that in terms of pricing or needs to have margin compression.

And we make that strategic decision. So in some cases, we have had price increases on products through our direct sourcing business. And in some cases, we have decided to hold pricing firm, not increase it for the member and have had to absorb the margin within the business itself.

Eric White Coldwell

Analyst, Robert W. Baird & Co., Inc.

That’s a very helpful answer, and I guess, I’m probably pushing the limits here, but could you give us a net answer? You know, overall giving, you know, some are – some are eaten, some are pass-through in both segments. Is it overall winding up to be about net neutral to the company or slightly positive, slightly negative?

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yeah. I would say it’s generally – Mike, may have some color here, but relatively net neutral, I will tell you that in the GPO, we hold firm as much as possible and do not routinely allow every suggested price increase to come through. As Mike mentioned earlier, these health care providers are operating at very low margins. They don’t have a lot of room to absorb it. In direct sourcing, we continue to be thoughtful in managing. I would say that it’s had relatively a net impact in terms of slight price increases in some places, but doing our best to help the health care providers get what they need at the lowest possible cost to continue to serve patients.

Eric White Coldwell

Analyst, Robert W. Baird & Co., Inc.

Okay. Thanks, Craig. And last one for me. I think I heard you say that you expect a tax rate of 27% after fiscal 2022?

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. We expect a more normalized rate, based on current tax law, in the 27% range beginning next year. That’s consistent with what we articulated when we established guidance at the beginning of the year as well.

Eric White Coldwell

Analyst, Robert W. Baird & Co., Inc.

Okay. Good. Thank you very much.

Operator

The next question is from Richard Close of Canaccord Genuity. Please go ahead.

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Fiscal 2022 First Quarter Conference Call Transcript

Richard Close

Analyst, Canaccord Genuity Group Inc.

Yeah. Thanks for the question. Craig, you mentioned some restructuring in terms of the subsidiaries and just do you expect any charges in the upcoming quarter associated with that? Just for clarity.

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

I wouldn’t expect charges, Richard. It’s really just subsequent to the August 2020 restructuring we did as a business. We’ve continued to look at the legal structure of the business and looked at opportunities to simplify that. And so, it’s really just doing some regular subsidiary cleanup at this point. It’s not that there’s something that there’s going to be some sort of restructuring charge related to.

Richard Close

Analyst, Canaccord Genuity Group Inc.

Okay. Thanks. And then on the GPO clients that, you know, obviously decided to leave, was there a common theme there essentially or any additional details?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yeah. The common theme I would tell you was, for the most part, change in management. So, if – typically, we’ve been working with somebody for a longer period of time. We’ve been demonstrating value. We’ve been embedded in their sort of their culture of how they do business. They’re sitting on our committees. They’re participating in our strategies.

As Craig said, they actually make the decisions on who we contract with, whether we have price increases, all those kinds of things. But if they’re committed and they’re involved in the business, then I will tell you they are lock stock with Premier. If management has changed, leadership has changed, and they’re not at that level of involvement, then I would say those are the folks that have always been at risk.

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yeah. And Richard, the only color I would add to that, and I think you might expect this, given that we were successful in renewing the vast majority of our members longer term, our competition was incredibly aggressive in the very small subset that didn’t get done. And in some cases, we weren’t willing to enter into what would have been required to retain the business because it didn’t make sound business sense.

Richard Close

Analyst, Canaccord Genuity Group Inc.

Okay. That’s fair. Thanks. And then, I guess my final question, Craig. You know you laid out the long-term mid to high-single digit growth. Can you just remind us like how you’re thinking about the growth rates in the different segments or the different components.

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Fiscal 2022 First Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. So – and I think we’ll get into more color on this at our Investor Day in a couple of weeks. But at a high level, what I would tell you is on the supply chain side of our business two major business lines, our GPO and our direct sourcing business. We would expect GPO to continue to be more of a low to mid-single-digit growth business longer term as it has been historically. The way we anticipate obtaining that growth continues to be through expanding the available spend under contract through penetration into new and expanding areas like purchased services, capital and construction and other things and other markets, things of that nature.

In the direct sourcing business, we would expect it to be high-single to low-double-digit growth longer term as we continue to identify further penetration opportunities and selectively look for expansion into new product categories. The combination of those two is what gets us to the mid to high-single-digit top line growth in supply chain.

In the performance services business, we expect mid to high-single-digit growth. That, as we’ve talked about, will be a combination of likely low to mid-single-digit growth in the kind of core historical provider footprint and then the emerging growth that we continue to see, the approximately 25% growth that we guided to for this year in those adjacent markets.

So as we ramp up the life sciences, the clinical decision support, the Contigo Health, direct provider to employer network and Remitra, our electronic invoicing and payment processing capabilities. Those higher growth rates combined with the more mature growth rate in the health care provider footprint will give us the mid to high-single- digit top line growth in Performance Services.

Richard Close

Analyst, Canaccord Genuity Group Inc.

Great. Thank you.

Operator

The next question is from Michael Cherny of Bank of America. Please go ahead.

Allen Lutz

Analyst, Bank of America Merrill Lynch

Hi. This is Alan looking for Mike. I know it’s pretty early but I was wondering if you had any thoughts around the flu season here, what you’re hearing from customers and sort of how it would compare to 2019?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Hey, Allen, this is Mike. It is early. We’re not hearing much back as it relates to the flu season as of yet.

Craig S. McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

I think there’s speculation of will it be an aggressive flu season because, you know, a lot of people didn’t get sick last year. You know, the immunity may be down, etcetera. But it’s early to tell. I think generally also, it’s important to note that relative to our business, flu hasn’t traditionally even in bad flu years on the margin, it may create, you know, sicker patients that create some issues. But, broadly, you know, flu patients aren’t typically the high, you know, supply intensive cases. So it doesn’t tend to materially affect our business one way or the other.

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Fiscal 2022 First Quarter Conference Call Transcript

Allen Lutz

Analyst, Bank of America Merrill Lynch

Sure. That makes sense. And then going back to the outlook for elective procedures. Mike, I think you mentioned that there were some isolated capacity constraints but I guess kind of comparing where you are today versus 90 days ago, does it seem like the outlook, you know, in the entire United States is better for elective procedures than it was 90 days ago?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

It is, absolutely. So I would tell you the outlook is much more favorable than it was 90 days ago. Just as, you know, and just I will always say it as the delimiter that we’re working through right now is labor. But, you know, from a – just from a supply standpoint, from an availability standpoint as, you know, fewer people are, you know, in the health system with COVID. Obviously, those elective procedures are, you know, picking back up to pre-COVID levels.

Allen Lutz

Analyst, Bank of America Merrill Lynch

Got it. Thank you.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Thank you.

Operator

This concludes the question-and-answer session and today’s conference.